Exhibit 10.20.1

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of                     , 2006 and effective as of the Effective Date (as defined below) among NewStar Financial, Inc., a Delaware corporation the “Company”), and [name of Management Stockholder], the holder of the number of shares of Common Stock of the Company set forth under the heading “Restricted Stock” on Schedule I hereto (such person being referred to as the “Management Stockholder”).

WITNESSETH:

WHEREAS, as a condition precedent to the Management Stockholder receiving the Restricted Stock (as hereinafter defined), the Management Stockholder has agreed to enter into this Agreement;

WHEREAS, the Company desires to issue the Restricted Stock to the Management Stockholder on the effective date of the registration statement on form S-1 registering the Company’s initial public offering of Common Stock (the “Effective Date);

WHEREAS, pursuant to the terms of the Company’s second amended and restated certificate of incorporation, upon the consummation of the Company’s initial public offering of Common Stock, each of the Company’s outstanding shares will, pursuant to a reverse stock split (the “Reverse Stock Split”), automatically be deemed .4031 shares;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Management Stockholder hereby agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (ii) a partner, member or stockholder of any Stockholder, or (iii) any spouse, domestic partner, child, grandchild, parent, grandparent or sibling of a Stockholder or a trust or other entity for their benefit; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

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“Cause” means “Cause” as defined in the Management Stockholder’s employment agreement with the Company or, if the Management Stockholder does not have an employment agreement with the Company, (i) the willful and continued failure of the Management Stockholder to perform substantially the Management Stockholder’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Management Stockholder by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that the Management Stockholder has not substantially performed the Management Stockholder’s duties, or (ii) willful engaging by the Management Stockholder in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of or made a plea of guilty or nolo contendere to, a felony, or (iv) a material breach of his or her obligations under Section 4 or Section 5 hereof. For purposes of this definition of “Cause”, no act or failure to act on the part of the Management Stockholder shall be considered “willful” unless it is done, or omitted to be done, by the Management Stockholder in bad faith or without reasonable belief that the Management Stockholder’s actions or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board of Directors with respect to such act or omission or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Management Stockholder in good faith and in the best interests of the Company.

“Change of Control” means the occurrence of one or more of the following events:

(a) the consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

(b) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

(c) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 51% or more of the combined voting power of the voting securities of the Company other than as a result of (X) an acquisition of securities directly from the Company or (Y) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities;

(d) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not Continuing Directors; or

(e) the liquidation or dissolution of the Company;

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provided, however, that in no case shall (1) the public offering and sale of the Company’s Common Stock by its stockholders pursuant to a registered secondary offering or (2) the voluntary or involuntary bankruptcy of the Company constitute a Change in Control.

“Change of Control Liquidity Event” means a Change of Control and, within two years after such Change of Control, either (i) the termination of the Management Stockholder without Cause (provided that the termination was not for Performance Reasons with respect to which the Management Stockholder received written notice from the Board of such acts or omissions resulting in Performance Reasons prior to such Transfer and failed to cure the same within the cure period provided by the Board in accordance with the definition of the term “Performance Reasons”) or (ii) the termination by the Management Stockholder for Good Reason.

“Common Stock” means the Company’s authorized shares of common stock, par value $0.01 per share, and any stock into which such Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Company Entity” means the Company or one of its Subsidiaries.

“Confidential Information” means any information relating to the business or affairs of the Company Entities or, as provided below, any of their respective Affiliates, including, but not limited to, customer identities, potential customers, employees, business and financial strategies, methods or practices, business plans, financial models, proposals, documents or materials owned, developed or possessed by a Company Entity, profit margins or other proprietary information used by such Company Entity or any of its Affiliates; provided that Confidential Information shall not include (i) information that is or becomes generally known to the public other than as a result of a disclosure by the Management Stockholder in violation of this Agreement, (ii) information that was known to the Management Stockholder prior to becoming a consultant to or an employee of the Company or (iii) information which becomes known to the Management Stockholder following a Termination Event, through no wrongful act of the Management Stockholder, by disclosure from a third party unless the Management Stockholder has reason to believe that such third party is under an obligation or duty of confidentiality or secrecy with respect to such information or is an employee, officer, director or stockholder of the Company; and provided, further, that (A) in such case where any Affiliate has a separate confidentiality requirement or agreement to which any Company Entity is subject, such confidentiality requirement or agreement shall supercede the requirements herein and (B) unless a confidentiality requirement or agreement referred to in the preceding clause (A) exists with respect to an Affiliate, Confidential Information for purposes of this definition as it relates to Affiliates shall be deemed to include only Confidential Information of Affiliates, the employees or consultants of which, are participants or observers at Board meetings of the Company.

“Continuing Directors” shall mean as of any date of determination, any member of the Board who (i) was a member of the Board immediately after the date of the Company’s initial public offering, or (ii) was nominated for election or elected to the Board with the approval of, or whose election to the Board was ratified by, at least a majority of the Continuing Members who were members of the Board at the time of that nomination or election.

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“Corporate Transaction” means any exchange, reclassification or other conversion of shares of Common Stock into any cash, securities, or other property pursuant to a merger or consolidation of the Company or any Subsidiary of the Company with any Person.

“Forfeiture” means the transfer by the Management Stockholder to the Company of Restricted Stock for no consideration and the forfeiture by the Management Stockholder of any and all rights, interests and claims in respect of such shares of Restricted Stock upon the occurrence of an event specified in, and to the extent provided in, Section 2. “Forfeited” shall have a corollary meaning when used herein.

“Good Reason” means “Good Reason” as defined in the Management Stockholder’s employment agreement with the Company or, if the Management Stockholder does not have an employment agreement with the Company, the occurrence of (i) a reduction by the relevant Company Entity in the Management Stockholder’s annual base salary from such Management Stockholder’s annual base salary then in effect, (ii) a forced relocation by the relevant Company Entity of the Management Stockholder’s place of employment to a location greater than twenty five (25) miles from his or her initial place of employment or, if the Management Stockholder’s initial place of employment is in the Darien, Connecticut office of the Company, outside of Fairfield County, Connecticut or (iii) a material diminution by the relevant Company Entity in the Management Stockholder’s principal duties and responsibilities; provided that a change or restructuring of the reporting structure of the Company or of the person to which the Management Stockholder directly reports or a change in the Management Stockholder’s title shall not constitute a material diminution of the Management Stockholder’s duties and responsibilities for purposes of clause (iii).

“Management Members” means the Management Stockholder and all other Persons that are parties to Restricted Stock Agreements.

“Non-Forfeitable Shares” means the shares of Restricted Stock which are no longer subject to Forfeiture under Section 2(a) or Section 2(c)(i).

“Performance Reasons” shall exist (i) when the Management Stockholder fails to meet commercially reasonable written performance objectives and has failed to cure (if the failure is not due to acts, events or conditions outside of the Management Stockholder’s control) such act or omission or acts or omissions to the reasonable satisfaction of the Board, within such reasonable time as the Board shall determine and specify in such written notice, but in no case less than thirty (30) days after receipt of written notice from the Company, specifying such act or omission, or (ii) if the Management Stockholder is unwilling to relocate to a location less than twenty-five (25) miles from their initial place of employment.

“Permitted Transferee” means any spouse, domestic partner, lineal descendant, sibling, parent, heir, executor, administrator, charitable trust, testamentary trustee, legatee or beneficiary of the Management Stockholder or a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Stockholder and any spouse, domestic partner, lineal descendant, sibling, parent or heir of the Management Stockholder.

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“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restricted Business” means any of the following: (i) the business of extending senior, subordinated or asset-based loans to middle-market companies as targeted by the Company at the effective date of the Termination Event, (ii) providing real estate financing of the types offered by the Company at the effective date of the Termination Event, (iii) extending asset-backed loans or investing in asset-backed securities with financial products of the types then offered by the Company at the effective date of the Termination Event or (iv) any other material line of business engaged in by the Company at the effective date of the Termination Event.

“Restricted Stock” means the shares of Common Stock set forth under the heading “Restricted Stock” on Schedule I hereto and any and all securities that are distributed or paid in respect of Restricted Stock, including as a result of a stock dividend or distribution, stock split, recapitalization or similar transaction, including a Corporate Transaction.

“Restricted Stock Agreements” shall mean the Restricted Stock Agreements, substantially in the form of this agreement, entered into between the Company and the Management Members on the date hereof.

“Stockholders Agreement” means the Stockholders’ Agreement among the Company and the securityholders named therein, dated June 18, 2004, and all amendments thereto.

“Subsidiary” means, with respect to the Company, any Person in which the Company owns at least fifty-one percent (51%) of the voting control or economic interests and which is an operating subsidiary of the Company.

“Termination Event” means the termination of employment or consultancy of the Management Stockholder with the relevant Company Entity.

“Transfer” means, with respect to any shares of capital stock of the Company, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such shares or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such shares or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided, however, that any pledge of such shares to the Company or to a lender of a Company Entity as security for such Company Entity’s obligations shall not constitute a Transfer for purposes hereof.

2. Terms and Conditions of Awards. The Restricted Stock shall be subject to the terms and conditions of the 2006 Incentive Plan of the Company (the “Incentive Plan”) (although the Restricted Stock shall not be deemed to have been granted under the Incentive Plan), including, without limitation, Article IX (Parachute Limitations), Article XI (Administration) and Article XII (Miscellaneous Provisions), including any amendments thereto, but excluding Article II (Shares Subject to Plan). Any capitalized terms not defined herein shall have the meanings ascribed to them in the Incentive Plan.

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3. Release or Forfeiture of Restricted Stock. The Restricted Stock is fully vested subject to Forfeiture as provided in this Section 3.

(a) General Termination Forfeiture. Subject to Section 3(b) and Section 3(c), the Restricted Stock shall be subject to Forfeiture as follows:

(i) as of the Effective Date, none of the Restricted Stock constitutes Non-Forfeitable Shares

(ii) eighty-five percent (85%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date;

(iii) seventy percent (70%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date;

(iv) fifty percent (50%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after the third anniversary of the Effective Date and prior to the fourth anniversary of the Effective Date; and

(v) twenty-five percent (25%) of the Restricted Stock is Forfeited if a Termination Event occurs on or after the fourth anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date.

(b) Change of Control Liquidity Event. Notwithstanding the provisions of Section 3(a), upon the occurrence of a Change of Control Liquidity Event, one hundred percent (100%) of the Restricted Stock shall constitute Non-Forfeitable Shares.

(c) Forfeiture Upon Certain Termination Events.

(i) Notwithstanding Section 3(a), if the employment of the Management Stockholder was terminated (A) by the Management Stockholder for Good Reason or (B) by the Company without Cause (provided that the termination was not for Performance Reasons), then only those shares of Restricted Stock that would not be Non-Forfeitable Shares pursuant to Section 3(a) on the first anniversary of the effective date of the Termination Event (as if such Termination Event occurred on such first anniversary) will be Forfeited. However, if the Termination Event was for Performance Reasons, the Management Stockholder shall Forfeit those shares of Restricted Stock that are not Non-Forfeitable Shares on the effective date of the Termination Event.

(ii) Notwithstanding Section 3(a), if the Termination Event was due to the Management Stockholder’s death or disability, then upon such death or the effective date of the Termination Event, as applicable, one hundred percent (100%) of the Restricted Stock shall constitute Non-Forfeitable Shares.

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(iii) Notwithstanding Section 3(a), if the employment or consultancy of the Management Stockholder was terminated by any Company Entity for Cause, then all of the shares of Restricted Stock that are not Non-Forfeitable Shares as of the effective date of the Termination Event will be Forfeited on such date.

(d) Management Equity Incentive Pool. All shares of Common Stock which are Forfeited by a Management Member pursuant to Section 3(a) or Section 3(c) (or any successor sections of similar meaning) of a Restricted Stock Agreement will be added to the amount of equity incentives available to be granted to senior management of the Company that are party to Restricted Stock and Option Agreements.

4. Dividends. The Management Stockholder will have all the rights of a stockholder with respect to the restricted Stock, including the right to receive all ordinary cash dividends as the Board may pay with respect to the Common Stock in accordance with the terms of the Company’s Certificate of Incorporation.

5. Confidentiality. The Management Stockholder agrees that Confidential Information was and shall be made available in connection with the Management Stockholder’s employment by or consultancy with the Company Entities. The Management Stockholder acknowledges that the Confidential Information that he or she develops or invents in connection with his or her employment by or services to a Company Entity or has obtained or will obtain in connection therewith is the property of such Company Entity. The Management Stockholder agrees that he or she will not disclose any Confidential Information to any other Person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Management Stockholder is subject); provided that the Management Stockholder gives such Company Entity prompt notice of such requests, to the extent practicable, so that such Company Entity may seek an appropriate protective order or similar relief (and the Management Stockholder shall cooperate with such efforts by such Company Entity at Company expense, and shall in any event make only the minimum disclosure required by such law, rule or regulation unless the Management Stockholder reasonably believes that other disclosure is necessary or advisable in order to avoid adverse consequences to the Management Stockholder), (ii) if the prior written consent of the Board shall have been obtained, or (iii) to such Persons to the extent necessary in the reasonable judgment of the Management Stockholder to perform his duties as an employee of or consultant to a Company Entity and, in his reasonable judgment, such disclosure is not harmful to the Company.

6. Restrictive Covenants.

(a) During the term of employment and for a period of one (1) year after the effective date of the Termination Event (the “Non-Compete Period”) (i) the Management Stockholder shall not, directly or indirectly, (A) alone or as a partner, officer, director, shareholder, member, sole proprietor, employee or consultant of any other firm or entity personally engage or participate in any Restricted Business as a material portion of his or her responsibilities, (B) cause, solicit, induce or encourage any employees, consultants or contractors of the Company Entities to leave such employment or service, or hire, employ or otherwise

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engage any such individual, or (C) cause, induce or encourage any customer, supplier or licensor of the Company Entities, or any other Person who has a material business relationship with the Company Entities, to terminate or modify any such relationship.

(b) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 6 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7. Conflicting Agreements. The Management Stockholder represents and agrees that, except as provided in the Stockholders Agreement, he shall not, without Board consent, (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Restricted Stock or (b) other than the Management Stockholder’s employment agreement with the Company, enter into any agreement or arrangement of any kind with any Person with respect to its shares of Restricted Stock inconsistent with the provisions of this Agreement.

8. Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

9. Notices. All notices and other communications hereunder shall be given in accordance with Section 7.02 of the Stockholders Agreement.

10. Custody; Legend. The certificates representing the Restricted Stock and bearing such legends as may be required by the Company to evidence the restrictions specified herein will be issued in the Management Stockholder’s name but will be held in custody by the Company. The Management Stockholder shall receive certificates representing the Restricted Stock at such time that the shares of Restricted Stock have become Non-Forfeitable Shares Shares. At such time as the restrictions imposed by this Agreement are no longer applicable, the legend referred to in the preceding sentence shall be removed.

11. Entire Agreement. This Agreement, the Stockholders Agreement (including any and all exhibits, schedules and other instruments contemplated thereby) and the applicable provisions of the Incentive Plan constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between them or any of them as to such subject matter; provided, however, in the event of a conflict between the terms of this Agreement and the Management Stockholder’s employment agreement, the terms of the employment agreement shall prevail.

12. No Right To Continued Employment. This Agreement is not a contract of employment and the terms of the Management Stockholder’s employment or service with the Company shall not be affected by, or construed to be affected by, this Agreement, except to the extent specifically provided herein. Nothing herein shall impose, or be construed as imposing, an obligation (i) on the part of the Company to continue the Management Stockholder’s employment or service with the Company or (ii) on the part of the Management Stockholder to remain in the employ of or service to the Company.

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13. Further Agreements. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

14. Waiver and Amendment. Any of the provisions of this Agreement may be waived by an instrument in writing executed by (i) the Company and (ii) the Management Stockholder. This Restricted Stock Agreement may not be amended except by an instrument in writing executed by (i) the Company and (ii) the Management Stockholder. Notwithstanding the foregoing, except as otherwise expressly set forth in the proviso in this sentence, in the event that Management Members holding not less than sixty-six and two-thirds percent (66 2/3%) of the Common Stock subject to a Restricted Stock Agreement held by all such Management Members waive any provision of, or execute an amendment to, their respective Restricted Stock Agreement (or such smaller percentage equal to 100% minus the aggregate percentage of the Common Stock held by such notifying non-consenting Management Members if fewer than four (4) Management Members notify the Company in writing that they will not agree to such waiver or amendment after receiving notice of the request for such waiver or amendment), the Management Stockholder hereby agrees, upon the request therefor from the Company, to waive such provision or execute such amendment to this Agreement on the same terms, provided that the Management Stockholder shall not be required to waive or amend (i) any term of this Agreement that would treat such Management Stockholder in an inconsistent manner with respect to all other Management Members or (ii) any amendment to the terms of Sections 3(a), 6 or this Section 14. Notwithstanding the foregoing, the Company may amend this Agreement without the consent of the Management Stockholder or any other Management Member to the extent that the Board in its good faith judgment determines necessary to correct a manifest error in any term hereof.

15. Assignment; Successors and Assigns. Except as otherwise expressly provided herein, the Restricted Stock and the rights and obligations of the parties herein may not be assigned without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and permitted assigns.

16. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

COMPANY:

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

SIGNATURE PAGE TO RESTRICTED STOCK AGREEMENT

MANAGEMENT STOCKHOLDER:

Name

SIGNATURE PAGE TO RESTRICTED STOCK AGREEMENT

SCHEDULE I

SCHEDULE OF RESTRICTED STOCK

MANAGEMENT STOCKHOLDER	RESTRICTED STOCK

[NAME]	[ ] shares of Common Stock which shall be [ ] shares of Common Stock after giving effect to the Reverse Stock Split